UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 9, 2023

micromobility.com Inc.

(Exact Name of Registrant as Specified in Charters)

Delaware	001-39136	84-3015108
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS. Employer Identification No.)

32 Old Slip, New York, NY 10005
(Address of Principal Executive Offices, and Zip Code)
(917) 675-7157
Registrant’s Telephone Number, Including Area Code

(Former Name or Former Address, if Changed Since Last Report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.00001 par value	MCOM	The Nasdaq Stock Market LLC
Redeemable warrants, each warrant exercisable for one share of Class A Common Stock	MCOMW	The Nasdaq Stock Market LLC

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.

Between Friday, June 9, 2023 and Monday June 12, 2023, we conducted seven drawdowns off of the Standby Equity Purchase Agreement that we established with Yorkville on January 24, 2023. The seven drawdowns were for a total of 12,800,000 shares of Class A common stock for gross proceeds of approximately $4,370,000. As a result, our current total outstanding shares of Class A common stock has increased by 81.3% since Friday, June 9, 2023 to 28,529,025. For each drawdown, we will shortly file with the U.S. Securities and Exchange Commission a Prospectus Supplement to our Prospectus dated Prospectus dated October 17, 2022 and the corresponding Prospectus Supplement dated February 2, 2023.

We encourage you to read our current and periodic reports filed with the U.S. Securities and Exchange Commission and direct your attention to the risk factors in our quarterly report filed on May 22, 2023 for the quarter ended March 31, 2023 entitled “We have conducted extensive equity raises that have diluted our shareholders’ ownership position, and we may continue to do so” and “We have few shareholders with significant ownership positions, and it could become difficult to find a sufficient number of shareholders to obtain approval for actions requiring shareholder approval or to obtain a quorum to hold shareholder meetings.”

Item 9.01  Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 12, 2023

micromobility.com Inc.

By:	/s/ Salvatore Palella
Name: Title:	Salvatore Palella Chief Executive Officer